Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Amendment No. 1 to the Registration Statement on Form S-4 of Fundamental Global Inc. of our report dated May 17, 2024, relating to our audit of the consolidated financial statements of FG Group Holdings Inc. (the “Company”) as of December 31, 2023 and 2022, and for the years then ended. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

Our report dated May 17, 2024 contains three emphasis of a matter paragraphs relating to the Company’s recent operational, structural and organizational changes.

/s/ Haskell & White LLP
HASKELL & WHITE LLP

Irvine, California

July 18, 2024